Exhibit 5.1

27 August 2026
Matter No.: 813844
Doc. Ref.:114061550
David.Lamb@conyers.com

Alpha and Omega Semiconductor Limited
Richmond House
12 Par-la-Ville Road
Hamilton HM 08
Bermuda

Dear Sir/ Madam,

Re: Alpha and Omega Semiconductor Limited (the “Company”)

We have acted as special Bermuda legal counsel to the Company in connection with a registration statement on Form S-8 filed by the Company with the United States Securities and Exchange Commission (the “Commission”) on or about the date hereof (the “Registration Statement”, which term does not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the registration under the United States Securities Act of 1933, as amended, (the “Securities Act”) of 593,000 Common Shares, par value US$0.002 per share (the “Shares”), issuable under the Company’s 2018 Omnibus Incentive Plan (the “Plan”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

1.DOCUMENTS REVIEWED
For the purposes of giving this opinion, we have examined the copies of following documents:
1.1.the Registration Statement; and
1.2.the Plan.
We have also reviewed:
1.3.copies of the memorandum of association and the bye-laws of the Company;
1.4.copies of the minutes of the annual general meeting of the shareholders of the Company respectively held on 9 November 2018, 8 November 2019, 11 November 2021, 29 November 2022, 10 November 2023, 8 November 2024 and 12 November 2025, unanimous written consent of the board of directors of the Company dated 10 September 2019 and 20 September 2023, certified extracts of the minutes of a meeting of the board of directors of the Company respectively held on 3 October 2018 and 12 August 2021, and minutes of a meeting of the board of directors of the Company held on 11 August 2022, 8 August 2024 and 7 August 2025 (together, the “Resolutions”);

1.5.a certificate of compliance issued by the Registrar of Companies dated 24 August 2026; and

1.6.such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

2.ASSUMPTIONS
We have assumed:
2.1.the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) of all documents examined by us and the authenticity and completeness of the originals from which such copies were taken;
2.2.that where a document has been examined by us in draft form, it will be or has been executed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention;
2.3.the accuracy and completeness of all factual representations made in the Registration Statement, the Plan and other documents reviewed by us;
2.4.that the Resolutions were passed at one or more duly convened, constituted and quorate meetings or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended;
2.5.that there is no provision of the law of any jurisdiction, other than the Bermuda, which would have any implication in relation to the opinions expressed herein;
2.6.that upon the issue of the Shares, the Company will receive consideration for the exercise price thereof which shall be equal to at least the par value thereof;
2.7.that on the date of issuance of the Shares the Company will have sufficient authorised but unissued shares;
2.8.that on the date of issuance of any award under the Plan, the Company will be able to pay its liabilities as they become due; and
2.9.any amendments to the Plan have been drawn to our attention and the annual increase limit for the Plan will not be exceeded.

3.QUALIFICATIONS
3.1.We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. This opinion is issued solely for the purposes of the filing of the Registration Statement and the issuance of the Shares by the Company pursuant to the Plan and is not to be relied upon in respect of any other matter.

4.OPINION
On the basis of and subject to the foregoing, we are of the opinion that:

4.1.The Company is duly incorporated and existing under the laws of Bermuda in good standing (meaning solely that it has not failed to make any filing with any Bermuda governmental authority under the Companies Act 1981, or to pay any Bermuda government fee or tax, which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda).

4.2.When issued and paid for in accordance with the terms of the Plan, the Shares will be validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of the Shares).

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

By: /s/Conyers Dill & Pearman
Conyers Dill & Pearman